SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO

RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. 1)

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

714157104
(CUSIP Number)

February 14, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[	]	Rule 13d-1(b)
[ X ]		Rule 13d-1(c)
[	]	Rule 13d-1(d)

CUSIP No. 714157104	13G	Page 2 of 15

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Sandler Capital Management
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12		TYPE OF REPORTING PERSON PN

CUSIP No. 714157104	13G	Page 3 of 15

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Sandler Associates
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12		TYPE OF REPORTING PERSON PN

CUSIP No. 714157104	13G	Page 4 of 15

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Sandler Associates II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12		TYPE OF REPORTING PERSON PN

CUSIP No. 714157104	13G	Page 5 of 15

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Sandler Offshore Fund, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 714157104	13G	Page 6 of 15

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Sandler Plus Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 714157104	13G	Page 7 of 15

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Andrew Sandler
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12		TYPE OF REPORTING PERSON IN

CUSIP No. 714157104	13G	Page 8 of 15

SCHEDULE 13G

Item 1.

(a)	Name of Issuer: PERMA-FIX ENVIRONMENTAL SERVICES, INC.

(b)	Address of Issuer’s Principal Executive Offices: 8302 Dunwoody Place, Suite 250 Atlanta, GA 30350

Item 2.
1. (a)	Name of Person Filing: Sandler Capital Management

(b)	Address of Principal Business Office, or, if none, Residence: 711 Fifth Avenue New York, New York 10022

(c)	Citizenship or Place of Organization: Sandler Capital Management is a registered investment adviser and general partnership organized under the laws of the State of New York.

(d)	Title of Class of Securities: Common Stock, $0.001 par value

(e)	CUSIP Number: 714157104

2. (a)	Name of Person Filing: Sandler Associates (“Sandler Associates”)

(b)	Address of Principal Business Office, or, if none, Residence: 711 Fifth Avenue New York, New York 10022

(c)	Citizenship or Place of Organization: Sandler Associates is a limited partnership organized under the laws of the State of New York.

(d)	Title of Class of Securities: Common Stock, $0.001 par value

(e)	CUSIP Number: 714157104

3. (a)	Name of Person Filing: Sandler Associates II, L.P. (“Sandler Associates II”)

CUSIP No. 714157104	13G	Page 9 of 15

	(b)	Address of Principal Business Office, or, if none, Residence: 711 Fifth Avenue New York, New York 10022

	(c)	Citizenship or Place of Organization: Sandler Associates II is a limited partnership organized under the laws of the State of New York.

	(d)	Title of Class of Securities: Common Stock, $0.001 par value

	(e)	CUSIP Number: 714157104

4.	(a)	Name of Person Filing: Sandler Offshore Fund, Inc. (“Sandler Offshore”)

	(b)	Address of Principal Business Office, or, if none, Residence: 711 Fifth Avenue New York, New York 10022

	(c)	Citizenship or Place of Organization: Sandler Offshore is a corporation organized under the laws of the British Virgin Islands.

	(d)	Title of Class of Securities: Common Stock, $0.001 par value

	(e)	CUSIP Number: 714157104

5.	(a)	Name of Person Filing: Sandler Plus Master Fund, Ltd. (“Sandler Plus”)

	(b)	Address of Principal Business Office, or, if none, Residence: 711 Fifth Avenue New York, New York 10022

	(c)	Citizenship or Place of Organization: Sandler Plus is a corporation organized under the laws of the Cayman Islands.

	(d)	Title of Class of Securities: Common Stock, $0.001 par value

	(e)	CUSIP Number: 714157104

6.	(a)	Name of Person Filing: Andrew Sandler

(b)	Address of Principal Business Office, or, if none, Residence: 711 Fifth Avenue New York, New York 10022

CUSIP No. 714157104	13G	Page 10 of 15

(c)	Citizenship or Place of Organization: United States

(d)	Title of Class of Securities: Common Stock, $0.001 par value

(e)	CUSIP Number: 714157104

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	1.	Sandler Capital Management:

(a)

Amount beneficially owned: 0 shares of Common Stock, $.001 cents par value, of PERMA-FIX ENVIRONMENTAL SERVICES, INC. Reporting Person is the investment adviser to Sandler Associates, Sandler Associates II, Sandler Offshore, Sandler Plus and various managed accounts.

	(b)	Percent of class: 0%

	(c)	Number of shares as to which the person has:

		(i)	Sole power to vote or to direct the vote: 0 shares
		(ii)	Shared power to vote or to direct the vote: 0 shares

		(iii)	Sole power to dispose or to direct the disposition of: 0 shares

		(iv)	Shared power to dispose or to direct the disposition of: 0 shares

	2.	Sandler Associates:
(a)	Amount beneficially owned: 0 shares of Common Stock, $.001 par value, of PERMA-FIX ENVIRONMENTAL SERVICES, INC.

(b)	Percent of class: 0%

CUSIP No. 714157104	13G	Page 11 of 15

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0 shares

(ii)	Shared power to vote or to direct the vote: 0 shares

(iii)	Sole power to dispose or to direct the disposition of: 0 shares

(iv)	Shared power to dispose or to direct the disposition of: 0 shares

3.	Sandler Associates II, L.P.:

(a)	Amount beneficially owned: 0 shares of Common Stock, $.001 par value, of PERMA-FIX ENVIRONMENTAL SERVICES, INC.

(b)	Percent of class: 0

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0 shares

(ii)	Shared power to vote or to direct the vote: 0 shares

(iii)	Sole power to dispose or to direct the disposition of: 0 shares

(iv)	Shared power to dispose or to direct the disposition of: 0 shares

4.	Sandler Offshore Fund, Inc.

(a)	Amount beneficially owned: 0 shares of Common Stock, $.001 par value, of PERMA-FIX ENVIRONMENTAL SERVICES, INC.

(b)	Percent of class: 0%

(c)	Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0 shares

(ii)	Shared power to vote or to direct the vote: 0 shares

(iii)	Sole power to dispose or to direct the disposition of: 0 shares

(iv)	Shared power to dispose or to direct the disposition of: 0 shares

CUSIP No. 714157104	13G	Page 12 of 15

	5.	Sandler Plus Master Fund, Ltd.

	(a)	Amount beneficially owned: 0 shares of Common Stock, $.001 par value, of PERMA-FIX ENVIRONMENTAL SERVICES, INC.

	(b)	Percent of class: 0%

	(c)	Number of shares as to which the person has:

	(i)		Sole power to vote or to direct the vote: 0 shares

	(ii)		Shared power to vote or to direct the vote: 0 shares

	(iii)		Sole power to dispose or to direct the disposition of: 0 shares

	(iv)		Shared power to dispose or to direct the disposition of: 0 shares

	6.	Andrew Sandler:

(a)

Amount beneficially owned: 0 shares of Common Stock, $.001 par value, of PERMA-FIX ENVIRONMENTAL SERVICES, INC. Reporting Person is the portfolio manager of Sandler Associates, Sandler Associates II, Sandler Offshore and various separately managed accounts.

	(b)	Percent of class: 0%

	(c)	Number of shares as to which the person has:

		(i)	Sole power to vote or to direct the vote: 0 shares

		(ii)	Shared power to vote or to direct the vote: 0 shares

		(iii)	Sole power to dispose or to direct the disposition of: 0 shares

		(iv)	Shared power to dispose or to direct the disposition of: 0 shares

Item 5.	Ownership of Five Percent or Less of a Class.

This statement is being filed to report the fact that the reporting persons have ceased to be the beneficial owner of more than 5 percent of the class of securities

CUSIP No. 714157104	13G	Page 13 of 15

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.
Not applicable.
Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
Not applicable.
Item 8.	Identification and Classification of Members of the Group.
See Exhibit A for Joint Filing Agreement.
Item 9.	Notice of Dissolution of Group.
Not applicable.
Item 10.

Certifications.

By signing below each party certifies that, to the best of his, her or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and dare not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 714157104	13G	Page 14 of 15

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2008	SANDLER CAPITAL MANAGEMENT
By: ALCR Corp., a general partner

	By:	/s/ Moira Mitchell
Name: Moira Mitchell Title: President
Date: February 13, 2008	SANDLER ASSOCIATES
	By:	/s/ Andrew Sandler
Name: Andrew Sandler Title: General Partner
Date: February 13, 2008	SANDLER ASSOCIATES II, L.P.
	By:	/s/ Andrew Sandler
Name: Andrew Sandler Title: General Partner
Date: February 13, 2008	SANDLER OFFSHORE FUND, INC.
	By:	/s/ Steven Warshavsky
Name: Steven Warshavsky Title: Director
Date: February 13, 2008	SANDLER PLUS MASTER FUND LTD.

	By:	/s/ Steven Warshavsky
Name: Steven Warshavsky Title: Director
Date: February 13, 2008	By:	/s/ Andrew Sandler
Name: Andrew Sandler

CUSIP No. 714157104	13G	Page 15 of 15

Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of PERMA-FIX ENVIRONMENTAL SERVICES, INC. and that this Agreement be included as an Exhibit to such statement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the dates set forth next to the undersigned's name.

Date: February 13, 2008	SANDLER CAPITAL MANAGEMENT
By: ALCR Corp., a general partner

	By:	/s/ Moira Mitchell
Name: Moira Mitchell Title: President
Date: February 13, 2008	SANDLER ASSOCIATES
	By:	/s/ Andrew Sandler
Name: Andrew Sandler Title: General Partner
Date: February 13, 2008	SANDLER ASSOCIATES II, L.P.
	By:	/s/ Andrew Sandler
Name: Andrew Sandler Title: General Partner
Date: February 13, 2008	SANDLER OFFSHORE FUND, INC.
	By:	/s/ Steven Warshavsky
Name: Steven Warshavsky Title: Director
Date: February 13, 2008	SANDLER PLUS MASTER FUND LTD.

	By:	/s/ Steven Warshavsky
Name: Steven Warshavsky Title: Director
Date: February 13, 2008	By:	/s/ Andrew Sandler
Name: Andrew Sandler